Hudson Pacific Properties, Inc.
Press Release

Hudson Pacific Properties Reports
Fourth Quarter and Full Year 2018 Financial Results

Fourth Quarter Net Income of $0.10 per Diluted Share
Fourth Quarter FFO of $0.49 per Diluted Share (Excluding Specified Items)
Signed 807,000 square feet of leases, bringing in-service office portfolio to 93.0% leased
Achieved GAAP and cash rent growth of 36.1% and 20.1%, respectively
Renewed Technicolor for entirety of 115,000-square-foot 6040 Sunset in Hollywood through 2032
Grew same-store office and studio cash NOI by 7.2% and 16.4%, respectively

Full Year Net Income of $0.63 per Diluted Share
Full Year FFO of $1.86 per Diluted Share (Excluding Specified Items)
Signed record 3.4 million square feet of leases with 29.5% GAAP and 15.7% cash rent growth

Provided 2019 FFO Outlook of $1.95 to $2.03 per Diluted Share (Excluding Specified Items)
Guidance midpoint represents 7% year-over-year FFO growth for 2019
Same-store cash NOI growth of 2.5%-3.5% for office properties, 3.5%-4.5% for studio properties
16 non-same-store office properties to generate 36.2% cash NOI growth
____________
LOS ANGELES (February 14, 2019)—Hudson Pacific Properties, Inc. (the "Company" or "Hudson Pacific") (NYSE: HPP) today announced financial results for the fourth quarter 2018.

Management Comments & Industry Outlook
Victor Coleman, Hudson Pacific Properties' Chairman and CEO, said:

"Hudson Pacific Properties executed exceptionally well in all aspects of our business in 2018, propelled by the continued strength of tech and media in West Coast markets. We are well situated in both our office and studio segments as we head into 2019. In the fourth quarter, we capped off a record year of office leasing, and we have now renewed, backfilled, or are in leases, LOIs or proposals on 50% of our remaining 2019 expirations, which are 18% below market. The momentum continues, and in the first few months of 2019, we signed a full-building lease for One Westside with Google and partial-building lease at Maxwell with WeWork. These deals bring our one million-square-foot-plus pipeline of under construction and near-term-planned value creation projects to 86% pre-leased. Our studios, in particular, are benefiting from streaming content creators’ growing demand for space. We’re seeing increases in occupancy, rents and ancillary revenue at all three studios. Streaming content companies, including Netflix, Amazon and Hulu, now contribute approximately 30% of our studio ABR, and roughly 50% of our studio ABR is attributable to long-term leases.

"We sold nearly half a billion dollars of non-core assets in 2018, which we’ve used, in part, to purchase higher quality, well-located properties with better NOI growth potential. These include our joint venture with Macerich for One Westside and 10850 Pico in West Los Angeles and, in the fourth quarter, our joint venture with Allianz for the San Francisco Ferry Building. With significant asset sales behind us, a strong balance sheet, and a variety of joint venture partners, we have ample capital to fund both embedded and external growth going forward."

Consolidated Financial & Operating Results

Hudson Pacific Properties, Inc.
Press Release

For fourth quarter 2018 compared to fourth quarter 2017:

•	Net income attributable to common stockholders of $15.9 million, or $0.10 per diluted share, compared to $32.5 million, or $0.21 per diluted share;

•	FFO, excluding specified items, of $76.0 million, or $0.49 per diluted share, compared to $81.7 million, or $0.52 per diluted share;

◦
Specified items in 2018 consisting of transaction-related expenses of $0.3 million, or $0.00 per diluted share, and lease termination non-cash write-off costs of $3.0 million, or $0.02 per diluted share, compared to specified items in 2017 consisting of one-time debt extinguishment costs of $1.1 million, or $0.01 per diluted share;

•	FFO, including specified items, of $78.8 million, or $0.51 per diluted share, compared to $80.6 million, or $0.52 per diluted share;

•	Total revenue increased 4.8% to $198.4 million;

•	Total operating expenses increased 7.9% to $157.0 million; and

•	Interest expense decreased 3.1% to $23.2 million.

Office Segment Results
Financial & operating
For fourth quarter 2018 compared to fourth quarter 2017:

•
Total revenue increased 2.8% to $176.0 million, primarily due to a $4.2 million increase in rental revenue to $143.4 million and a $0.5 million increase in tenant recoveries to $25.3 million. Factors include:

◦
Leasing activity throughout the portfolio and acquisitions of the Ferry Building (October 9, 2018) and One Westside and 10850 Pico (August 31, 2018), offset by the sales of Pinnacle I and Pinnacle II (November 16, 2017), Embarcadero Place (January 25, 2018), 2180 Sand Hill (March 1, 2018), 9300 Wilshire (April 10, 2018) and Peninsula Office Park (July 27, 2018) as well as the Cisco and Robert Bosch lease terminations at Campus Center and Foothill Research Center, respectively;

•
Operating expenses increased 10.6% to $62.3 million, primarily due to the aforementioned asset acquisitions and higher portfolio occupancy, offset by the aforementioned sales and lease terminations; and

•	Net operating income and cash net operating income for the 31 same-store office properties increased 0.3% and 7.2%, respectively.

Leasing

•	Stabilized and in-service office portfolio was 95.4% and 93.0% leased, respectively; and

•	Executed 75 new and renewal leases totaling 807,418 square feet with GAAP and cash rent growth of 36.1% and 20.1%, respectively.

Studio Segment Results
Financial & operating
For fourth quarter 2018 compared to fourth quarter 2017:

•
Total revenue increased 24.2% to $22.4 million, largely due to a $2.2 million increase in rental revenue to $11.9 million, a $1.6 million increase in other property-related revenue to $9.5 million, and a $0.5 million increase in tenant recoveries to $0.9 million. Factors include:

Hudson Pacific Properties, Inc.
Press Release

◦
Higher rental revenue due to increased occupancy and rental rates across all studio properties as well as the acquisitions of 6605 Eleanor Avenue and 1034 Seward Street (June 7, 2018) and 6660 Santa Monica (October 23, 2018), and higher other property-related revenue due to increased production activity at Sunset Gower and Sunset Las Palmas Studios;

•	Total operating expenses increased 24.3% to $12.2 million, primarily due to increased staffing for security, janitorial, and other services across all studio properties; and

•	Net operating income and cash net operating income for the three same-store studio properties increased by 18.3% and by 16.4%, respectively.

Leasing

•	Trailing 12-month occupancy for the same-store studio portfolio was 91.6%.

Leasing Activity
Solid leasing quarter rounds out record year

•	Technicolor renewed its 114,958-square-foot lease for the entirety of 6040 Sunset in Hollywood through May 2032.

•
Nutanix leased an additional 80,489 square feet at Metro Plaza in North San Jose through May 2024, coterminous with its existing lease in the building, as well as its leases at Concourse and 1740 Technology, also in North San Jose.

•	Pivotal Software extended its 66,510-square-foot lease at 875 Howard in San Francisco through June 2026, and signed a coterminous lease for an additional 17,039 square feet, commencing July 2020.

•	Nestle leased 57,610 square feet through June 2029 at 450 Alaskan in Seattle.

•
Knotel leased 56,721 square feet at 625 Second in San Francisco through April 2027, with 43,846 square feet commencing in December 2018, 6,834 square feet commencing in July 2019, and 6,041 square feet commencing in November 2020.

•	MarkLogic Corporation renewed its 40,268-square-foot lease through June 2023 at Skyway Landing in San Carlos.

•	Check Point Software renewed its 40,265-square-foot lease through February 2024 at Skyway Landing in San Carlos.

Acquisitions
Formed joint venture and purchased San Francisco Ferry Building
On October 9, 2018, a joint venture owned 55% by Hudson Pacific and 45% by Allianz Real Estate purchased a leasehold in the land and improvements of the iconic Ferry Building in San Francisco for $291.0 million before credits, prorations and closing costs. The Company serves as managing member of the joint venture and earns a management fee. The fully leased Ferry Building consists of 192,532 square feet of office and 75,486 square feet of retail. The joint venture intends to further enhance and drive revenue at the property by re-leasing space at market rents, introducing new amenities, activities and events, and capturing additional foot traffic associated with the Ferry Terminal expansion. This was an all-cash transaction and 49 years remain on the ground lease with the Port of San Francisco.

Hudson Pacific Properties, Inc.
Press Release

Acquired parcel strategic to Sunset Las Palmas Studios expansion
On October 23, 2018, the Company purchased an 11,200-square-foot office building at 6660 Santa Monica Boulevard in Hollywood adjacent to, and now part of, Sunset Las Palmas Studios for $10.0 million before credits, prorations and closings costs.

Balance Sheet
As of the end of the fourth quarter 2018:

•	$2.65 billion of total unsecured and secured debt and preferred units equivalent to a leverage ratio of 36.8%.

•	Approximately $505.7 million of total liquidity comprised of:

◦	$53.7 million of unrestricted cash and cash equivalents;

◦	$200.0 million of undrawn total capacity under the unsecured revolving credit facility; and

◦	$252.0 million of excess capacity on the Sunset Bronson/Sunset Gower Studios construction loan.

Dividend
Paid common dividend

•	The Company's Board of Directors declared a dividend on its common stock of $0.25 per share, equivalent to an annual rate of $1.00 per share.

•	The dividends were paid on December 27, 2018 to stockholders of record on December 17, 2018.

Activities Subsequent to Fourth Quarter 2018
Significant additional pre-leasing activity at office redevelopments

•
Google signed a 14-year lease commencing in 2022 for all 584,000 square feet of the Company’s One Westside creative office redevelopment, formerly part of the Westside Pavilion shopping mall in West Los Angeles.

•	WeWork signed a 12-year, 55,864-square-foot lease commencing in July 2019 at the Company’s Maxwell creative office redevelopment in the Los Angeles Arts District.

2019 Outlook
The Company is providing full-year 2019 FFO guidance in the range of $1.95 to $2.03 per diluted share, excluding specified items.
The full-year 2019 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release. The estimates also assume the successful disposition toward the end of this first quarter of Campus Center, including the adjacent land held for development, for approximately $150.0 million, with proceeds expected to be applied toward the repayment of the Company’s revolving credit facility or other unsecured indebtedness. It otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital markets activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.
Below are some of the assumptions the Company used in providing this guidance (dollars and share data in thousands):

Hudson Pacific Properties, Inc.
Press Release

	Full Year 2019
Metric	Low	High
Growth in same-store office property cash NOI(1)(2)	2.5%	3.5%
Growth in same-store studio property cash NOI(1)(2)	3.5%	4.5%
GAAP non-cash revenue (straight-line rent and above/below-market rents)(3)	$52,500	$62,500
GAAP non-cash expense (straight-line rent expense and above/below-market ground rent)	$(4,100)	$(4,100)
General and administrative expenses(4)(5)	$(67,000)	$(72,000)
Interest expense, net(6)	$(96,250)	$(99,250)
FFO attributable to non-controlling interests	$(24,500)	$(28,500)
Weighted average common stock/units outstanding—diluted(7)	155,000	157,000

1.
Same-store is defined as the 31 office properties or three studio properties, as applicable, owned and included in the Company's stabilized portfolio as of January 1, 2018, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2019.

2.	Please see non-GAAP information below for definition of cash NOI.

3.	Includes non-cash straight-line rent associated with the studio properties.

4.	Includes non-cash compensation expense, which the Company estimates at $20,500 in 2019.

5.
Includes approximately $5.4 million related to the adoption of Accounting Standards Codification (“ASC”) 842, Leases, on January 1, 2019, under which lessors will only capitalize incremental direct leasing costs. As a result, the Company will no longer capitalize certain legal costs and internal leasing compensation and instead will expense these costs as incurred.

6.	Includes amortization of deferred financing costs and loan discounts, which the Company estimates at $5,550 in 2019.

7.
Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stock/units outstanding for 2019 includes an estimate for the dilution impact of stock grants to the Company's executives under its 2017, 2018 and 2019 outperformance programs, as well as performance-based awards under the Company's special one-time retention award grants. This estimate is based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the ASC 260, Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2019 Outlook" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information
Supplemental financial information regarding Hudson Pacific's fourth quarter 2018 results may be found in the Investor Relations section of the Company's website at HudsonPacificProperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property, and debt maturity schedules.

Conference Call
The Company will hold a conference call to discuss fourth quarter 2018 financial results at 11:00 a.m. PT / 2:00 p.m. ET on February 14, 2019. Please dial (877) 407-0784 to access the call. International callers

Hudson Pacific Properties, Inc.
Press Release

should dial (201) 689-8560. A live, listen-only webcast can be accessed via the Investor Relations section of the Company's website at HudsonPacificProperties.com, where a replay of the call will be available. A replay will also be available beginning February 14, 2019 at 2:00 p.m. PT / 5:00 p.m. ET, through February 21, 2019 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13686564. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific Properties
Hudson Pacific Properties is a visionary real estate investment trust that owns and operates more than 17 million square feet of marquee office and studio properties. Focused on premier West Coast epicenters of innovation, media and technology, its anchor tenants include Fortune 500 and leading growth companies such as Netflix, Google, Square, Uber, NFL Enterprises and more. Hudson Pacific is publicly traded on the NYSE under the symbol HPP, and listed as a component of the Russell 2000® and the Russell 3000® indices. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, or SEC, on February 16, 2018, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Contact
Laura Campbell
Senior Vice President, Investor Relations & Marketing
(310) 622-1702
lcampbell@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc.
Press Release

Consolidated Balance Sheets
In thousands, except share data

	December 31,	December 31,
	2018	2017
ASSETS
Investment in real estate, at cost	$7,059,537	$6,219,361
Accumulated depreciation and amortization	(695,631)	(521,370)
Investment in real estate, net	6,363,906	5,697,991
Cash and cash equivalents	53,740	78,922
Restricted cash	14,451	22,358
Accounts receivable, net	14,004	4,234
Straight-line rent receivables, net	142,369	106,466
Deferred leasing costs and lease intangible assets, net	279,896	239,029
U.S. Government securities	146,880	—
Prepaid expenses and other assets, net	55,633	61,139
Assets associated with real estate held for sale	—	411,931
TOTAL ASSETS	$7,070,879	$6,622,070

LIABILITIES AND EQUITY
Liabilities
Unsecured and secured debt, net	$2,623,835	$2,421,380
In-substance defeased debt	138,223	—
Joint venture partner debt	66,136	—
Accounts payable, accrued liabilities and other	175,300	162,346
Lease intangible liabilities, net	45,612	49,540
Security deposits and prepaid rent	68,687	62,760
Liabilities associated with real estate held for sale	—	4,903
Total liabilities	3,117,793	2,700,929

Redeemable preferred units of the operating partnership	9,815	10,177
Redeemable non-controlling interest in consolidated real estate entities	113,141	—

Equity
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 154,371,538 shares and 155,602,508 shares outstanding at December 31, 2018 and 2017, respectively	1,543	1,556
Additional paid-in capital	3,524,502	3,622,988
Accumulated other comprehensive income	17,501	13,227
Total Hudson Pacific Properties, Inc. stockholders’ equity	3,543,546	3,637,771
Non-controlling interest—members in consolidated real estate entities	268,246	258,602
Non-controlling interest—units in the operating partnership	18,338	14,591
Total equity	$3,830,130	$3,910,964
TOTAL LIABILITIES AND EQUITY	$7,070,879	$6,622,070

Hudson Pacific Properties, Inc.
Press Release

Consolidated Statements of Operations
In thousands, except share data

	Three Months Ended December 31,		Year Ended December 31,

	2018	2017	2018	2017
REVENUES
Office
Rental	$143,407	$139,178	$533,184	$545,453
Tenant recoveries	25,281	24,823	92,760	92,244
Parking and other	7,301	7,267	26,573	29,413
Total office revenues	175,989	171,268	652,517	667,110
Studio
Rental	11,912	9,727	44,734	36,529
Tenant recoveries	860	409	2,013	1,336
Other property-related revenue	9,467	7,841	28,191	22,805
Other	205	88	963	359
Total studio revenues	22,444	18,065	75,901	61,029
Total revenues	198,433	189,333	728,418	728,139
OPERATING EXPENSES
Office operating expenses	62,345	56,349	226,820	218,873
Studio operating expenses	12,176	9,792	40,890	34,634
General and administrative	14,980	13,130	61,027	54,459
Depreciation and amortization	67,520	66,230	251,003	283,570
Total operating expenses	157,021	145,501	579,740	591,536
OTHER EXPENSE (INCOME)
Interest expense	23,202	23,951	83,167	90,037
Interest income	(1,225)	(7)	(1,718)	(97)
Unrealized gain on non-real estate investment	—	—	(928)	—
Unrealized (gain) loss on ineffective portion of derivative instrument	—	(12)	—	70
Transaction-related expenses	252	—	535	598
Other income	(74)	(336)	(822)	(2,992)
Gains on sale of real estate	—	(28,708)	(43,337)	(45,574)
Total other expense (income)	22,155	(5,112)	36,897	42,042
Net income	19,257	48,944	111,781	94,561
Net income attributable to preferred units	(153)	(159)	(618)	(636)
Net income attributable to participating securities	(108)	(253)	(663)	(1,003)
Net income attributable to non-controlling interest in consolidated real estate entities	(2,873)	(15,958)	(11,883)	(24,960)
Net income attributable to redeemable non-controlling interest in consolidated real estate entities	(120)	—	(169)	—
Net income attributable to non-controlling interest in the operating partnership	(59)	(119)	(358)	(375)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$15,944	$32,455	$98,090	$67,587

BASIC AND DILUTED PER SHARE AMOUNTS
Net income attributable to common stockholders—basic	$0.10	$0.21	$0.63	$0.44
Net income attributable to common stockholders—diluted	$0.10	$0.21	$0.63	$0.44
Weighted average shares of common stock outstanding—basic	154,866,289	155,310,063	155,445,247	153,488,730
Weighted average shares of common stock outstanding—diluted	155,146,528	155,724,147	155,696,486	153,882,814

Hudson Pacific Properties, Inc.
Press Release

Funds From Operations
Unaudited, in thousands, except per share data

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (“FFO”)(1):
Net income	$19,257	$48,944	$111,781	$94,561
Adjustments:
Depreciation and amortization of real estate assets	66,990	65,985	249,003	281,773
Gains on sale of real estate	—	(28,708)	(43,337)	(45,574)
Unrealized gains on non-real estate investment(2)	—	—	(928)	—
FFO attributable to non-controlling interests	(7,312)	(5,507)	(22,978)	(24,068)
Net income attributable to preferred units	(153)	(159)	(618)	(636)
FFO to common stockholders and unitholders	78,782	80,555	292,923	306,056
Specified items impacting FFO:
Transaction-related expenses	252	—	535	598
Lease termination non-cash write-off	(3,039)	—	(3,039)	—
One-time debt extinguishment cost	—	1,114	421	1,114
FFO (excluding specified items) to common stockholders and unitholders	$75,995	$81,669	$290,840	$307,768

Weighted average common stock/units outstanding—diluted	155,716	156,293	156,266	154,671
FFO per common stock/unit—diluted	$0.51	$0.52	$1.87	$1.98
FFO (excluding specified items) per common stock/unit—diluted	$0.49	$0.52	$1.86	$1.99

1.
Hudson Pacific calculates FFO in accordance with the White Paper issued in December 2018 on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding gains and losses from sales of depreciable real estate, gains and losses from sale of certain real estate assets and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. In the December 2018 White Paper, NAREIT, provided an option to include value changes in mark-to-market equity securities in the calculation of FFO. The Company elected this option, retroactively during fourth quarter 2018. The Company believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. Hudson Pacific uses FFO per share to calculate annual cash bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

2.
Hudson Pacific adopted ASU 2016-01 on January 1, 2018 and elected the measurement alternative. which requires us to mark-to-market changes in value related to equity securities whenever fair value is readily available or observable. During second quarter 2018, the Company recognized a $928 thousand unrealized gain on a non-real estate investment. In December 2018, NAREIT issued a FFO White Paper which provides for an option to include these mark-to-market adjustments in our calculation of FFO. During fourth quarter 2018, the Company elected this option retroactively.

Hudson Pacific Properties, Inc.
Press Release

Net Operating Income
Unaudited, in thousands

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
RECONCILIATION OF NET INCOME TO NET OPERATING INCOME (“NOI”)(1):
Net income	$19,257	$48,944	$111,781	$94,561
Adjustments:
Interest expense	23,202	23,951	83,167	90,037
Interest income	(1,225)	(7)	(1,718)	(97)
Unrealized gain on non-real estate investment	—	—	(928)	—
Unrealized (gain) loss on ineffective portion of derivative instruments	—	(12)	—	70
Transaction-related expenses	252	—	535	598
Other expense	(74)	(336)	(822)	(2,992)
Gains on sale of real estate	—	(28,708)	(43,337)	(45,574)
General and administrative	14,980	13,130	61,027	54,459
Depreciation and amortization	67,520	66,230	251,003	283,570
NOI	$123,912	$123,192	$460,708	$474,632

NET OPERATING INCOME BREAKDOWN
Same-store office cash revenues	$106,885	$100,011	$383,505	$363,920
Straight-line rent	3,524	6,800	10,860	11,274
Amortization of above-market and below-market leases, net	2,206	3,378	8,624	13,634
Amortization of lease incentive costs	(351)	(314)	(1,319)	(1,099)
Same-store office revenues	112,264	109,875	401,670	387,729

Same-store studios cash revenues	21,441	17,865	49,857	48,628
Straight-line rent	396	200	1,219	(247)
Same-store studio revenues	21,837	18,065	51,076	48,381

Same-store revenues	134,101	127,940	452,746	436,110

Same-store office cash expenses	36,080	33,943	129,341	118,443
Amortization of above-market and below-market ground leases, net	575	575	2,299	2,311
Same-store office expenses	36,655	34,518	131,640	120,754

Same-store studio cash expenses	12,048	9,792	26,665	26,269
Same-store studio expenses	12,048	9,792	26,665	26,269

Same-store expenses	48,703	44,310	158,305	147,023

Same-store net operating income	85,398	83,630	294,441	289,087
Non-same-store net operating income	38,514	39,562	166,267	185,545
NET OPERATING INCOME	$123,912	$123,192	$460,708	$474,632

SAME-STORE OFFICE NOI GROWTH	0.3%		1.1%
SAME-STORE OFFICE CASH NOI GROWTH	7.2%		3.5%
SAME-STORE STUDIO NOI GROWTH	18.3%		10.4%
SAME-STORE STUDIO CASH NOI GROWTH	16.4%		3.7%

1.
Hudson Pacific evaluates performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities or cash flows as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. Hudson Pacific considers NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. Hudson Pacific calculates NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. Hudson Pacific defines NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. Hudson Pacific believes NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.